Exhibit 99.1

PETROHAWK ENERGY CORPORATION

DOUBLES PROVED RESERVES

Company Grows Total Pro Forma Proved Reserves by 122%

And Pro Forma Proved Developed Reserves by 34% Year Over Year;

Replaces 920% of Production Organically

2009 Pro Forma Production Up 76% Year over Year

HOUSTON—February 1, 2010—Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NYSE:HK) today announced that its proved oil and gas reserves at December 31, 2009 are estimated at 2.75 trillion cubic feet of natural gas equivalent (Tcfe). Proved reserves increased over 1.5 Tcfe over year end 2008, pro forma for the sale of the Company’s Permian Basin properties in October 2009. Proved reserves, pro forma for the sale of the Permian Basin properties, grew 122% year over year. Production, pro forma for the sale of the Permian Basin properties, grew 76% year over year. Petrohawk’s estimated proved reserves at December 31, 2009 were prepared by the independent reserve engineering firm Netherland, Sewell and Associates, Inc. in accordance with Securities and Exchange Commission (“SEC”) guidelines.

“Petrohawk experienced significant growth during 2009 in both production and reserves thanks to our successful development program and an asset portfolio that was resilient during the year’s low price environment for natural gas,” said Floyd C. Wilson, Chairman and Chief Executive Officer. “While our growth in proved reserves was impressive, these reserves were booked using SEC guidelines for offset locations, taking into account full-year average pricing and governed by development scheduling criteria of five years or less, and are equally impressive when viewed on historical rules. The results of our 2009 drilling program have a tremendous impact on our net asset value. As never before, the stage is set for an HK multi-year development plan designed to continue to deliver double-digit production and reserve growth with an overarching focus on free cash flow.”

The Company increased proved developed reserves by approximately 34% and proved undeveloped reserves by 227%. Petrohawk replaced 920% of production, producing 183 Bcfe in 2009, and divested 171 Bcfe of proved reserves during the year. In 2009, organic finding and development costs, excluding land and seismic costs, were the lowest in Petrohawk’s history, at $0.68 per Mcfe, with $1.15 billion in capital expenditures. For ease of comparison, finding and development costs are categorized in the table below:

Finding and Development Costs ($/Mcfe)1

Organic[2]	$0.68
All Sources[3]	0.98
Organic, excluding price revisions	0.59
All Sources, excluding price revisions	0.85
Organic, under previous SEC rules	1.32
All Sources, under previous SEC rules	1.91

[1]	Pro forma for the divestiture of Permian Basin properties, and excluding capital expenditures related to Hawk Field Services
[2]	Includes costs related to drilling and completions
[3]	Includes costs related to drilling, completions, land acquisition and seismic activities

The Company’s new reserves-to-production ratio (R/P, defined as proved reserves of 2.75 Tcfe divided by 2009 pro forma production of 173 Bcfe) is 15.9 years.

Of Petrohawk’s 2.75 Tcfe of proved reserves (98% natural gas), approximately 1.96 Tcfe were added through the drillbit in 2009. Approximately 1.5 Tcfe were added in the Haynesville Shale with 176 wells drilled (73 operated and 103 non-operated), 294 Bcfe in the Eagle Ford Shale with 26 wells drilled (24 operated and 2 non-operated), 178 Bcfe in the Fayetteville Shale with 362 wells drilled (35 operated and 327 non-operated), and 18 Bcfe with 62 wells drilled in other areas. Proved reserves are 33% proved developed, compared to 56% proved developed associated with year-end 2008 reserves. Revisions, including pricing-related revisions accounted for a reduction of 277 Bcfe.

December 31, 2009 Reserve Reconciliation (Bcfe)

Beginning Balance December 31, 2008	1,418
Production	(183)
Additions	1,962
Purchases	1
Sales	(171)
Revisions	(277)
Ending Balance December 31, 2009	2,750

For year-end 2009, new SEC rules were implemented requiring that reserve calculations be based on the unweighted average first-day-of-the-month prices for the prior twelve months, as contrasted with the previous method which utilized period end prices. The prices under the new rules were $3.87 per Mmbtu for natural gas and $61.18 per barrel for oil adjusted for energy content, quality and basis differentials. Under the new rules, the pre-tax discounted (10%) present value of the year-end 2009 reserves was $1.5 billion. Using prices on December 31, 2009 of $5.79 per Mmbtu for natural gas and $79.36 per barrel for oil with similar adjustments, the pre-tax discounted (10%) present value of year-end proved reserves would have been $4.4 billion with proved reserves of 3.1 Tcfe.

Petrohawk’s current estimate of the Company’s risked resource potential, revised for the conversion of 1.8 Tcfe of unproved reserves to proved, is 31.0 Tcfe. A breakdown is provided on the Company’s website, www.petrohawk.com.

Fourth Quarter and Full Year 2009 Performance

Petrohawk’s fourth quarter 2009 production averaged 598 Mmcfe/d, 28 Mmcfe/d above the midpoint of the Company’s stated guidance, and full year 2009 production averaged 502 Mmcfe/d (475 Mmcfe/d pro forma for the sale of the Permian Basin properties). Fourth quarter production represented a 17% increase over third quarter 2009 and an 81% increase over the same period in 2008 on a pro forma basis. The Company exited 2009 producing approximately 600 Mmcfe/d compared to a pro forma exit rate of 366 Mmcfe/d in 2008.

All costs for the fourth quarter and the full year 2009 are expected to be in line with ranges Petrohawk published at the beginning of 2009, with the exception of general and administrative expenses. During the fourth quarter, the Company expects to record legal expenses in excess of what had been projected by approximately $18 million. The final amount will be reported on Petrohawk’s Form 10K to be filed later this month.

2010 Production Guidance and Hedging Update

Petrohawk has set first quarter 2010 production guidance between 615 and 625 Mmcfe/d, and full year 2010 production guidance remains between 670 and 680 Mmcfe/d, a 36% year over year increase. Approximately 68% of expected 2010 production is hedged with natural gas collars with floors averaging $5.83 per Mcf and ceilings averaging $9.21 per Mcf. Additionally, over 50% of 2011 expected production is currently hedged at floors averaging $5.55 per Mcf and ceilings averaging $9.66 per Mcf. A summary of the Company’s derivative program can be found on its website, www.petrohawk.com.

Operational Update

Haynesville Shale

In the Haynesville Shale, the large amount of data being gathered is driving long-term planning of this resource’s development that is expected to underpin impressive and sustainable production growth for Petrohawk for years to come. Compared to one year ago, Petrohawk’s view of the overall prospective area of the Haynesville Shale is little changed, with the exception of a larger prospective area in East Texas primarily in Shelby and Nacogdoches Counties and a northeast expansion into Webster Parish, Louisiana. Well performance continues to be as expected, with attention being turned to improving performance through better production practices with the goal of adding incremental reserves and enhancing value.

Twenty operated wells and 39 non-operated wells were drilled during the quarter, bringing the total wells drilled during the full year to 73 operated and 103 non-operated. Of the operated wells, 64 were on production at year end. Initial production rates averaged 17.2 Mmcfe/d in 2009 excluding wells produced on a restricted choke, as discussed below. With just 11 rigs running on average during the year, total Petrohawk gross operated production from the play grew almost 450% during the year to approximately 480 Mmcfe at year end.

The type curve of 7.5 Bcfe/well continues to be supported by the average EUR of the wells that the Company has on production. This type curve assumes first month average production of 16 Mmcfe/d, first year decline of 82%, a hyperbolic factor of 1.1, and an economic life of 32 years. The type curve assumes that 33% of the total EUR, or 2.5 Bcfe, will be produced during the first year, and 80% of the total EUR, or 6.0 Bcfe, will be produced during the first 10 years.

Petrohawk is currently operating 17 horizontal rigs in Northwest Louisiana and East Texas and expects to drill between 110 and 120 operated wells during 2010. The Company has continued to achieve efficiencies in the drilling operations, mainly driven by a continued improvement in Rate of Penetration (ROP). This is evidenced by a progressive decrease in the number “spud to spud” of days during the year. The number of days during the first quarter of 2009 was 70. By the fourth quarter of 2009 that number had been reduced to 54, representing a 23% improvement. The Company anticipates that number to decrease to 42 days during 2010. Another metric that demonstrates this improvement is the cost/foot drilled. During the first quarter of 2009 that cost was $357/foot. By the fourth quarter it had been reduced to $271/foot, representing a 24% improvement. Additionally, Petrohawk continued to refine its completion procedures resulting in improved well performance.

The Company has also extended its testing of an experimental production practice that could further improve reservoir performance. As a follow up to a four-well test in various areas of the field that was initiated in July 2009, a second set of wells are being produced on smaller chokes, resulting in higher flowing pressures and reduced production rates. Wells included in the test are “sister” wells, geographically and geologically, to existing wells on production at a normal choke, typically 24/64”.The objective in extending the sample set of test wells is to determine if additional reserves can be produced from each well by greatly reducing the rate of drawdown in bottom hole flowing pressure, thereby reducing the possibility of permeability loss as a result of the rapid drawdown of pressure.

Petrohawk’s leasehold position in the Haynesville Shale has increased to approximately 360,000 net acres as a result of the ongoing leasing program in Northwest Louisiana, as well as efforts in Shelby and Nacogdoches Counties, Texas where positive results have been reported by numerous operators. In the Joint Venture area with EOG, the last three Haynesville Shale wells were completed with an average initial production rate of 15.3 Mmcfe/d and an average flowing casing pressure of 6,700 psi.

The Company continues to increase its firm takeaway capacity in the field, both with its current position and by planning for additional capacity in the coming years. The Regency expansion project has been completed, adding 400 Mmcfe/d of firm capacity to our existing firm capacity effective February 1, 2010. Additionally, Petrohawk is involved in negotiations that could bring substantial additional firm capacity during 2012.

Lower Bossier Shale

In late first quarter 2010, Petrohawk expects to spud its first Lower Bossier Shale horizontal well. Petrohawk has utilized its extensive data set, including digital well logs and core analysis, to generate an interpretation of the aerial extent of Lower Bossier Shale net gas filled porosity that the Company believes should be sufficiently thick to support commercial production from the reservoir. The first location has been chosen according to this mapping, and initial results from that test should be available late in the second quarter. Petrohawk is also participating in a Lower Bossier Shale test through its joint venture in the East Texas portion of the play. The well has reached total depth and should begin completion operations shortly. The Company anticipates that these activities, along with an industry-wide increase in Lower Bossier Shale drilling, should provide support for expansion of the Lower Bossier Shale drilling play.

Eagle Ford Shale

Petrohawk’s position in the Eagle Ford Shale, comprising 310,000 total net acres and producing in Hawkville Field between the Edwards and Sligo reef trends in McMullen and LaSalle Counties, Texas, continues to deliver ever-improving results with four rigs currently running. The overall play is unique in its varied composition of dry gas, condensate and oil deposits in a geologically diverse, highly faulted and overall more complex exploration area compared to the blanket depositional patterns encountered in other shale plays. In particular, the presence of condensate yield in Hawkville Field appears higher than originally expected, making the area potentially even more economic on a revenue equivalency basis.

The Company drilled six wells in the Eagle Ford Shale during the fourth quarter of 2009, of which five were on production at year end, and drilled 24 wells during 2009, bringing the total number of Eagle Ford Shale operated wells on production at year end to 20, all located in Hawkville Field. The average initial production rate for the 22 wells to date is 9.7 Mmcfe/d adjusted on 6:1 natural gas to condensate ratio and 10.4 Mmcfe/d adjusted on a 12:1 ratio. Average production for the first 30 days for the 19 wells with sufficient production history has increased to 7.2 Mmcfe/d and 7.8 Mmcfe/d adjusted on a 6:1 and 12:1 ratio, respectively. Average production for the first 60 days for the 18 wells with sufficient production history has increased to 6.0 Mmcfe/d and 6.6 Mmcfe/d adjusted on a 6:1 and 12:1 ratio, respectively. Total gross operated production as of mid-January, 2010 was approximately 66 Mmcfe/d (or approximately 61 Mmcf/d and 800 Bc/d) from 22 operated wells.

Petrohawk is currently operating four horizontal rigs in Hawkville Field and expects to drill approximately 60 operated wells during 2010. The Company continues to see dramatic improvement in performance in the Hawkville Field wells. The primary drivers in this improvement are drilling longer laterals, the ongoing refinement of the completion technique, as well as operational efficiencies on existing wells. The first extended reach lateral, the Caroline Pielop #4H, was completed in December 2009. It was completed with 16 stages over a approximately 5500’ lateral. The initial production rate from the well was 11.6 Mmcf/d on a 24/64” choke with 4800# flowing casing pressure. When compared to other wells completed nearby, early data indicates that this well could have a significantly higher EUR. The Company intends to drill the majority of its upcoming wells with lateral lengths approaching 6,000’, and possibly exceeding that length if the results continue to suggest improved recoveries for longer lateral lengths.

Fayetteville Shale

With just one operated rig currently running in the play, Petrohawk has grown production and proved reserves in the Fayetteville Shale through its non-operated position, both in 2009 and with similar expectations for 2010. Two operated wells and 80 non-operated wells were drilled during the fourth quarter of 2009. Thirty-five wells drilled during the year were operated and 330 wells drilled during the year were non-operated. A year-over-year comparison of exit rates shows an increase in net production of 15%, from 75 Mmcfe/d to 86 Mmcfe/d, in the Fayetteville Shale.

Acquisitions and Divestitures

In late 2009, Petrohawk announced a divestiture target of approximately $1 billion for 2010. These divestitures should result in a more concentrated, high quality asset base and provide additional liquidity to the Company to execute its planned drilling program into 2011. Petrohawk has retained Bank of America Merrill Lynch to assist with the sale of its Terryville Field in North Louisiana, Barclays Capital to advise on a transaction involving the Haynesville Shale portion of its midstream business and RBC Richardson Barr to assist with the sale of WEHLU Field in Central Oklahoma. The sales process for these three transactions is being prepared to begin imminently, with the marketing for various other Mid-Continent properties planned for later in the year. Additional information on each planned transaction can be found in the presentation on Petrohawk’s website, www.petrohawk.com.

Conference Call Information

Petrohawk has scheduled a conference call for Monday, February 1, 2010 at 9:00 a.m. EST (8:00 a.m. CST) to discuss fourth quarter and full year 2009 operating results. To access, dial 800-644-8607 five to ten minutes before the call begins. Please reference Petrohawk Energy Conference ID 53711495. International callers may also participate by dialing 706-679-8184. In addition, the call will be webcast live on Petrohawk’s website at http://www.petrohawk.com. A replay of the call will be available at that site through February 15, 2010.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of primarily natural gas, with properties concentrated in North Louisiana, Arkansas, East Texas, South Texas and Oklahoma.

For more information contact Joan Dunlap, Vice President - Investor Relations, at 832-204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

The information in this release is unaudited. Audited and final results will be included in our Annual Report on Form 10-K for the year ended December 31, 2009 currently planned to be filed with the Securities and Exchange Commission by the end of February 2010.

Additional Information for Investors

This press release contains forward-looking information regarding Petrohawk that is intended to be covered by the safe harbor “forward-looking statements” provided by of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on Petrohawk’s current expectations, beliefs, plans, objectives, assumptions and strategies. Forward-looking often, but not always, can be identified by words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or where we state that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved. Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, risks associated with the timing of and potential proceeds from divestitures, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Petrohawk’s operations or financial results are included in Petrohawk’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Petrohawk does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

The “SEC” permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Beginning with year-end reserves for 2009, the SEC permits the optional disclosure of probable and possible reserves. Petrohawk has elected not to disclose the Company’s probable and possible reserves in its filings with the SEC. Petrohawk uses the term “resource potential,” to describe volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC’s guidelines. Petrohawk has not attempted to distinguish probable and possible reserves from resource potential. The SEC’s rules prohibit us from including in filings with the SEC estimates of reserves described as resource potential. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. Resource potential refers to Petrohawk’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. Resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Area wide resource potential has been risked using a risk factor selected by the Company’s management. Actual quantities that may be ultimately recovered from the Company’s interests will differ substantially. Factors affecting ultimate recovery include the scope of our ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors; and actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of resource potential may change significantly as development of the Company’s resource plays provides additional data. In addition, our production forecasts and expectations for future periods are dependant upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

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